Exhibit 10.1

Memorandum regarding Share Exchange Agreement

Dated as of July 15, 2021

THIS MEMORANDUM regarding Share Exchange Agreement (this “MEMORANDUM”) is agreed by and among Information Services International-Dentsu Ltd. (the “Investor”), Heartcore Co., Ltd. (the “Company”), Mr. Sumitaka Yamamoto (the “Management Controller”) and Heartcore Enterprises Inc., a company established under the Delaware laws (“HUS”) with respect to the Share Exchange Agreement (the “Agreement”) to be executed by HUS, the Company and certain shareholders of the Company. Unless otherwise specified herein any terminologies and procedures under the Japanese laws shall be interpreted, where context requires, to mean the corresponding terminologies and procedures under the Delaware laws.

Article 1 (Purpose)

The purpose of this Memorandum is to establish and enhance long-term and stable cooperative relationships with important business partners and to improve the competitiveness and profitability of the Investor, the Company and HUS.

Article 2 (Execution of the Agreement)

The Investor shall sign or seal the Agreement and the other documents required to complete to the transactions set forth in the Agreement by July 15, 2021 (the “Closing Date”) in accordance with Article 5 and other provisions in this Memorandum. The parties hereto acknowledge that at the closing of the transactions set forth in the Agreement, Investor will transfer to HUS the shares of stock that Investor holds in the Company in exchange for shares of common stock, par value $0.0001 per share, of HUS, which shares of common stock of HUS are referred to as the “Shares”).

Article 3 [Intentionally Omitted]

Article 4 (Representations and Warranties by Management Controller)

4.1 The Management Controller represents and warrants as an important basis for the execution of this Memorandum that the following to be true and correct:

(1)	The Management Controller has the necessary power and authority to enter into this Memorandum and the Agreement and perform its obligations, is not violating any agreement to which it is a party, and has undergone necessary procedures and is not violating any condition thereof, and has provided a certificate of seal impression to the Investor prior to the execution of this Memorandum.

(2)	The Management Controller has not engaged in any act that conflicts with any applicable laws, ordinances, notices, rules, orders, local codes, guidelines and other regulations, including those of Japan, Delaware and the U.S. (collectively, “Laws”) and the certificate of incorporation or articles of incorporation of HUS and the Company.

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(3)	There is currently no pending or threatened judicial or other legal proceedings or administrative, tax or other proceedings that would affect the credit status of the Management Controller.

(4)	Neither the Management Controller nor any Special Interested Parties of the Management Controller is an anti-social force or their equivalent (hereinafter collectively referred to as “Anti-Social Force”), and neither the Management Controller nor any Special Interested Parties of the Management Controller cooperates in or participates in the maintenance or operation of Anti-Social Force through providing funds to Anti-Social Force, doing acts equivalent thereto, or engaging in business transactions. In this Memorandum, “Special Interested Parties” shall mean Officers (including Officers’ Shareholding Association), their spouses and relatives by blood within the second degree of kinship, companies in which the majority of the number of shares issued are held by such Officers, and related companies and their officers.

(5)	The information on the career of the Management Controller disclosed by the Company or the Management Controller to the investor is true and accurate, and are not false or misleading in any material respect.

(6)	The Management Controller is the representative director of the Company and CEO of HUS and shall not concurrently serve as an officer or employee of any other company, organization or organization, other than subsidiaries or affiliate of the Company or HUS.

4.2. The representations and warranties made by the Management Controller in each item of the preceding paragraphs shall remain in force until the termination of this Memorandum.

Article 5 (Preconditions for Execution)

The Investor’s execution of the Agreement is subject to the satisfaction of all of the following conditions unless waived by the Investor in writing:

(1)	The documents delivered and information provided by HUS, the Company and the Management Controller with respect to the representations and warranties set forth in Article 4 and in connection with the execution of this Memorandum are accurate and sufficient as of the Closing Date (as defined in the Agreement; hereinafter the same).

(2)	On or after the execution of this Memorandum and before the Closing Date, there will be no event that would have a significant impact on the operations, financial position, operating results, credit status, etc. of HUS or the Company or the Management Controller.

(3)	It is reasonably expected that an amendment to the original memorandum between the Company and the Investor, dated July 25, 2018, that is satisfactory for the Investor will be concluded between the Company and the Investor in writing by July 15, 2021.

(4)	HUS and the Company has delivered the following documents to the Investor by the Closing Date.

(i)	Copies of the minutes of the Board of Directors and the minutes of the General Meeting of Shareholders of the Company that approved the execution of this Memorandum and any document of HUS that are equivalent to the above

(ii)	Appropriate certificates, reports or other documents of HUS, the Company and the Management Controller that are reasonably requested by the Investor.

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Article 6 [Intentionally Omitted]

Article 7 (Compliance)

7.1 HUS, the Company and the Management Controller shall undertake to comply with the Laws and the Articles of Incorporation of HUS and the Company.

7.2 HUS, the Company and the Management Controller shall respectively undertake that it will have no relationship with the Anti-Social Force in the future.

Article 8 [Intentionally Omitted]

Article 9 (Prior Notice and notification on Important Matters)

9.1 HUS and the Company shall give advance notice to the Investor when the corporate organization that makes such decisions makes a decision on any of the following matters (including corresponding matters under the Delaware law) pertaining to HUS or the Company.

(1)	Changes to the certificate of incorporation or articles of incorporation (limited to the creation of class shares, changes in the features of common shares as class shares, establishment of or changes in share units, and other changes that may affect the position of common shareholders)

(2)	Dissolution, a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings or corporate reorganization proceedings filed by HUS, the Company or its directors

(3)	Approval of demand for sale of the shares by the Management Controller

(4)	Loans, capital investment or other investments

(5)	Issuance of new shares, stock options, convertible bonds or debentures

(6)	Capital reduction

(7)	Acquisition, disposition or cancellation of treasury shares, acquisition, disposition or cancellation of treasury stock acquisition rights, or redemption, purchase, cancellation or acquisition of options or other rights

(8)	Stock split or reverse stock split

(9)	Merger, company split, share exchange (kabushiki koukan), share transfer (kabushiki iten) or share delivery (kabushiki-koufu)

(10)	Transfer, acquisition, suspension or abolition of all or a part of a business, consolidation of branch offices or commencement of new business

(11)	Significant business alliances or their dissolution

(12)	Approval of transfer of shares of HUS or the Company (including sales by HUS of the Company’s shares)

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(13)	Acquisition or disposition of shares of any Related Party of HUS or the Company (“Related Party” shall mean the Related Party defined in Article 8, paragraph 17 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements; hereafter the same)

(14)	Appointment and dismissal of Representative Directors, Directors, Executive Officers, Statutory Auditors, Statutory Accounting Advisors, Managers and other important employees

(15)	Any transaction between the Company and its director which requires approval by the board of directors under the Japanese Companies Act and any equivalent transaction between HUS and its director

(16)	Execution or change of important contracts or other legally significant juridical acts

(17)	Establishment of subsidiaries and affiliates

(14)	Change of business plan

9.2 [Intentionally omitted]

9.3 To the extent not in conflict with the laws of the United States or the State of Delaware or the rules and regulations of any securities exchange or securities market on which HUS’ securities are traded or listed for trading, the Management Controller shall notify the Investor in advance when making a decision on the following matters pertaining to the Management Controller.

(1)	A petition for bankruptcy or commencement of civil rehabilitation proceedings filed by the Management Controller himself

(2)	Transfer or acquisition of shares of the Company or its Related Parties

(3)	Loans, debt guarantees or collateral

(4)	The filing of a law suit, settlement or conclusion of a suit not based on a judicial decision by the Management Controller pertaining to a claim on property rights

(5)	Conclusion or change of important contracts or other important juridical acts

(6)	Offering of the Shares held by the Management Controller upon an IPO (as defined below).

Article 10 (Report on Important Matters)

10.1 To the extent not in conflict with the laws of the United States or the State of Delaware or the rules and regulations of any securities exchange or securities market on which HUS’ securities are traded or listed for trading, and provided that legal counsel to HUS does not advise HUS that any such notification is inadvisable due to such information being material non-public information or due to such disclosure being a breach of the fiduciary duties of the officers or Directors of HUS, HUS or the Company shall, when it becomes aware of the following matters pertaining to HUS or the Company (including corresponding matters under the Delaware law), and the occurrence of other matters that are important in terms of its operations, financial position, operating results, credit status, etc., immediately report to the Investor a summary of the matters that occurred in writing.

(1)	Damage arising from disasters or operations

(2)	Filing of a law suit by a third party which may affect its financial condition, or becoming subject to a judgment, or any order or award equivalent thereto which may affect its financial condition.

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(3)	Petition for an injunction of the business or a provisional disposition order equivalent thereto, or conclusion of legal proceedings not based on an order or a judgement by the court.

(4)	Revocation of license, suspension of business or other equivalent dispositions by an administrative agency based on laws and regulations, or accusation by an administrative agency for violation of the Laws

(5)	Merger or other reorganization involving HUS, the Company, or any of their Related Parties.

(6)	Filing of a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation or enforcement of the corporate security interest by a third party, suspension of payments or dishonor of bills or checks with regard to the Company or HUS

(7)	Commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation or petition for exercise of corporate security interest, suspension of payments or dishonor of bills or checks pertaining to HUS, the Company or any of its Related Parties

(8)	Suspension of transactions with material customers, suppliers, distributors, agents, or other business partners

(9)	Occurrence of risk of default by an obligor of HUS or the Company, or a principal obligor of a guarantee obligation of which HUS or the Company is a guarantor

(10)	Cancellation of debts by creditors, reduction or extension of interest or assumption or repayment of debts by third parties.

10.2 To the extent permitted by applicable law, and provided that legal counsel to HUS does not advise HUS that any such notification is inadvisable due to such information being material non-public information or due to such disclosure being a breach of the fiduciary duties of the officers or Directors of HUS, if the Management Controller becomes aware of the occurrence of the following matters pertaining to the Management Controller and other matters that are important in terms of credit status, etc., the Management Controller shall immediately report in writing the summary of the matters that occurred to the investors.

(1)	Filing of a law suit by a third party which may affect the financial condition of the Management Controller, or becoming subject to a judgement or any order or award equivalent thereto which may affect the financial condition of the Management Controller.

(2)	Petition for commencement of bankruptcy or civil rehabilitation proceedings, suspension of payment or dishonor of bill or check by a third party.

Article 11 [Intentionally omitted]

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Article 12 (Purchase of Shares by Management Controller)

12.1 In any of the following cases, the Investor shall have the right to demand that Management Controller purchase all or part of the Shares (including any other option rights to acquire the Shares) held by the Investor pursuant to the provisions of this Article. Provided, however, that Management Controller may, with the prior written consent of such Investor, perform the purchase obligations set forth in this Article by arranging for a third party to purchase the Shares.

(1)	HUS, the Company or the Management Controller breaches any of its obligations under this Memorandum and the breaching Party fails to remedy such breach within thirty (30) days after receipt of notice from the Investor seeking to remedy such breach.

(2)	If the representations and warranties under Article 4 are not true or accurate.

(3)	Cases where it is subsequently found that the preconditions for the execution under Article 5 have not been satisfied.

12.2 In the case where the Investor transfers the Shares to the Management Controller and / or a third party pursuant to Article 12.1, the per share transfer price for the Shares shall be the purchase price paid by the Investor for the acquisition of shares of the Company, subject to appropriate adjustments for stock splits, stock consolidations, and similar events involving the Shares. For the avoidance of doubt, the aggregate purchase price paid by the Investor for the acquisition of shares of the Company was 50,040,000 yen for 278 shares of the Company (180,000 yen per share).

12.3. In the event that a request is made by Investor pursuant to Article 12.1, without requiring any further acceptance, Management Controller who received the request and / or the third party designated by the Management Controller pursuant to Article 12.1 (hereinafter referred to as the “Purchaser” in this Article 12.3 through Article 12.6) shall be deemed to have accepted the request, and shall be obligated to purchase, in accordance with the provisions of this Article 12, the requested number of Shares from the Investor. The Purchaser shall pay to the Investor the full price of the Shares pursuant to the Article 12.1 immediately after the request pursuant to Article 12.1 has been made, and the following provisions shall apply after such payment.

(1)	In the event that the delivery of a certificate is required under the Laws for the transfer of the Shares, the Investor shall deliver to the Purchaser the certificate representing the Shares promptly after the receipt of the transfer price in full. The Purchaser shall promptly complete procedures required for the transfer of the Shares, including changing the name registered with the register of shareholders and other registers relating to the Shares.

(2)	In the event that the delivery of a certificate is not required under the Laws for the transfer of the Shares, the transfer of the rights in and to the Shares shall become effective upon the completion of the payment of the full amount of the transfer price, and the Investor shall cooperate with the procedures required for the transfer of the Shares, including changing the name registered with the register of shareholders or other registers related to the Shares upon the request of the Purchaser.

(3)	Even in cases where approval for transfer of the Shares is required, the presence or absence of such approval shall not affect the obligations set forth in the preceding paragraph of the Purchaser to the Investor. Any request for approval of transfer to HUS or the Company and any other procedures relating to such approval of transfer shall be executed by the Purchaser at its own expense and responsibility.

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(4)	Prior to the completion of payment of the transfer price in full by the Purchaser pursuant to Article 12.3, the Investor may withdraw the demand under Article 12.1 by giving notice to the Management Controller, and if the Investor expresses its intention to withdraw, the purchase of the Shares set forth in Article 12.3 shall be cancelled without prejudice without the consent of the Purchaser. The Investor may make the demand pursuant to Article 12.1 again after such withdrawal.

12.4 In the event any withholding tax is imposed upon the transfer price of the Shares pursuant to this Article, the amount equivalent to such withholding tax shall be borne by the Purchaser and the Purchaser shall pay to the Investor the entire amount of the transfer amount set forth in Article 12.2 so that the amount the Investor receives after withholding shall be the transfer price set forth in Article 12. 2.

12.5 HUS shall carry out the procedures necessary for the transfer of the Shares under this Article, and the Management Controller shall cooperate fully with such procedures of HUS.

Article 13 (Business Report Meeting)

HUS and the Company shall hold regular business briefings at least once a quarter (briefings by HUS and the Company can be held at the same time), and shall provide the Investor with reports on the business execution of HUS and the Company and monthly trial balances of HUS and the Company (including balance sheets, profit and loss statements, and cash flow statements).

Article 14 [Intentionally omitted]

Article 15 (Transfer of the Shares, etc. by Management Controller)

The Management Controller shall not transfer, pledge or otherwise dispose of the shares of HUS held by the Management Controller to third parties including HUS without following the procedures provided for in Article 16.

Article 16 (Tag Along)

16.1 If the Management Controller wishes to transfer all or part of the shares of HUS held by the Management Controller (hereinafter referred to as the “Shares Subject to Transfer” in this Article) to a third party (hereinafter referred to as the “Other Party” in this Article), the Management Controller shall notify the Investor in writing containing all of the matters set forth in each of the following items (hereinafter referred to as the “Explanation of the Transfer Conditions” in this Article), at least forty (40) business days prior to the scheduled date of payment of the transfer price of such shares, after sufficient prior consultation with the Investor:

(i)	the Shares Subject to Transfer are scheduled to be transferred, and the Other Party has a genuine intent to purchase the Shares Subject to Transfer;

(ii)	the total number of Shares Subject to Transfer to be transferred;

(iii)	the transfer price per share;

(iv)	the name and address of the Other Party;

(v)	the scheduled payment date and method; and

(vi)	other material terms for the transfer.

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16.2 In the case referred to in Article 16.1, the Investor may request the Management Controller that the Investor will participate in the transfer under the same terms and conditions as those stated in the Explanation of the Transfer Conditions and to transfer all of the Shares held by the Investor to the Other Party to the transfer (hereinafter referred to as the “Request for Participation in Transfer”). The Investor making a Request for Participation in Transfer shall submit a notice (hereinafter referred to as the “Notice of Desire to Co-Sell”) within thirty (30) days after receipt of the notice set forth in Article 16.1 to the Management Controller, stating that the Investor wishes to transfer the Shares to the Other Party.

16.3 The Management Controller shall not consummate such transfer until the period set forth in Article 16.2 has elapsed. In addition, if the Request for Transfer in Participation is made, the Management Controller shall promptly negotiate with the Other Party and take all necessary measures to transfer the Shares that the Investor desires to transfer in accordance with the Request for Participation in Transfer. If the Investor delivers a Notice of Desire to Co-Sell, the Management Controller shall not sell any Shares Subject to Transfer until a sale and purchase agreement is executed between the Investor and the Other Party under terms and conditions not less favorable than those stated in the Explanation of the Transfer Conditions.

16.4 HUS and the Management Controller shall promptly obtain the approval of the Board of Directors, the General Meeting of Shareholders or any other decision making body for the transfer of shares under this Article 16, if necessary, and shall take necessary measures relating to such transfer, including the entry of items to be entered in the register of shareholders, and the Investor shall provide reasonably necessary cooperation.

16.5 This Article 16 shall not apply to the offering of the shares of HUS made in the course of the contemplated IPO.

Article 17 (Damages, etc.)

17.1 HUS, the Company and the Management Controller shall be jointly and severally liable for any damages incurred by the Investor as a result of a breach of their obligations under this Memorandum (including breach of representations and warranties under Article 4). The damages in this paragraph shall include damages, losses and expenses (including reasonable attorneys’ fees).

172 Any information learned by the Investor through due diligence or other means undertaken in connection with the execution and performance of this Memorandum shall have no effect on the validity, effectiveness, etc. of any representations and warranties made hereunder and any compensation or remedy therefor.

17.3 The Management Controller shall not exercise any right to reimbursement against HUS and the Company acquired by the Management Controller as a result of the performance of his joint and several liability under this Article without the prior written consent of the Investor while the Investor is a shareholder of HUS.

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Article 18 (Voluntary Resignation and Expiration of Term of Directors)

In the event that the Management Controller voluntary resigns from the Representative Director of HUS or the Company or its term of office expires, HUS or the Company shall immediately add another person who shall be concurrently responsible for the obligations incurred by the Management Controller in connection with this Memorandum upon approval of the Investor.

Article 19 (Confidentiality Obligation)

19.1 Other than in connection with the IPO or as required by applicable law, the parties hereto shall not divulge the contents of this Memorandum to any third party except with the consent of all other parties.

19.2. The Investor shall not divulge to any third party, without the consent of HUS or the Company, any information HUS or the Company provided to the Investor as confidential in writing (hereinafter referred to as “Confidential Information”) under this Memorandum. However, the following information shall not be Confidential Information.

(1)	Information known or publicly available at the time of disclosure by HUS or the Company.

(2)	Information already held by Investor at the time of disclosure by HUS or the Company.

(3)	Information disclosed after disclosure by HUS or the Company or information that has become publicly known without being attributable to the Investor.

(4)	Information appropriately obtained from a third party with legitimate authority.

(5)	Information required to be disclosed by public institutions, etc. pursuant to the Laws.

19.3 Notwithstanding the preceding paragraph, the Investor may disclose the Confidential Information only to the officers and employees of the Investor, attorneys, certified public accountants and tax accountants of the Investor, the Specified Related Parties (as defined in the Financial Instruments and Exchange Act of Japan and other related laws and regulations, etc.) of the Investor, and the intended recipient or transferee of the Shares held by the Investor, and shall have such recipients of Confidential Information comply with the obligations equivalent to this Article 19.

19.4 The confidentiality obligations set forth in Article 19.1 through Article 19.3 above shall remain in force for a period of one (1) year from the termination of this Memorandum in the event of termination pursuant to Article 22, Paragraph 1, Item 1, item 3 or item 4 and shall expire upon such termination in the event of termination pursuant to Paragraph1, Item 2.

19.5 The provisions in this Article do not apply to disclosures to the lead managing underwriter of HUS in connection with the IPO (as defined below).

Article 20 (Publication)

With respect to any public announcement regarding this Memorandum, the nature of the announcement, the timing of the announcement and the method of the announcement shall be made as agreed upon through consultation between the parties hereto. Provided, however, that this shall not apply to cases where publication is obligatory based on applicable laws and regulations, etc. or the rules of a stock exchange.

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Article 21. (Assignment of Contract)

The parties hereto shall not assign or transfer to any third party any and all rights and obligations of the parties hereto arising under or in connection with their positions hereunder.

Article 22. (Termination)

22.1 This Memorandum shall terminate:

(1)	if the parties hereto unanimously agree to terminate this Memorandum;

(2)	if the Investor ceases to be a shareholder of HUS;

(3)	if an application by HUS to NASDAQ Capital Market for the listing of its shares is approved by NASDAQ; or

(4)	upon the effectiveness of a registration statement filed by HUS under the Securities Act of 1933, as amended, for an initial public offering of its stock (the “IPO”).

22.2. Termination of this Memorandum shall be effective only for the future and, except as otherwise provided herein, any rights and obligations arising under this Memorandum prior to such termination shall not be affected by such termination.

22.3 The Investor, the Company and the Management Controller confirms that (i) the Investment Agreement dated July 25, 2018, entered into among the Investor, the Company and the Management Controller (the “Investment Agreement”), shall terminate among the Investor, the Company and the Management Controller upon the Investor’s acquisition of the Shares pursuant to the Agreement, and (ii) the Investment Agreement shall only henceforth terminate and the rights and the obligations which arose pursuant to the Investment Agreement before the termination shall not be affected by the termination, unless otherwise specified in the Investment Agreement.

Article 23 (Burden of Costs)

23.1 Except for taxes on the income of Investor, HUS shall bear and pay all stamp taxes and other taxes and public charges payable in connection with the execution of this Memorandum.

23.2 Except as otherwise provided in the preceding paragraph and elsewhere in this Memorandum, the parties hereto shall each bear all costs and expenses incurred by them in connection with the negotiation, execution, execution and performance of their obligations under this Memorandum. Provided, however, that this shall not apply to expenses incurred in seeking compensation for default or damage caused by a breach of this Memorandum.

Article 24 (Governing Law)

This Memorandum and all rights and obligations of the parties hereto arising under or in connection with this Memorandum shall be governed by and construed in accordance with the laws of Japan.

Article 25 (Arbitration)

Any dispute, controversy or claim arising from or in connection with this Memorandum shall be finally settled under the Commercial Arbitration Rules of the Japan Commercial Arbitration Association. The place of arbitration shall be Tokyo, Japan.

Article 26 (Sincere Consultation)

Matters not stipulated in this Memorandum shall be amicably resolved through mutual consultation between the parties in good faith.

Article 27

27.1 This Memorandum shall be prepared by counterparts and all the counterparts shall be deemed to constitute one original.

27.2 PDF version of the original signed page and sending the same by electronic means shall be deemed as exchange of original signed page.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in two (2) copies and have hereunto affixed their names and seals, each party retaining one (1) copy.

Information Services International-Dentsu Ltd.

By:	/s/ Shinichi Ogane
Name:	Shinichi Ogane
Title:	Senior Managing Director

Heartcore Co., Ltd.

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Yamamoto
Title:	CEO and President

Mr. Sumitaka Yamamoto

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Yamamoto

Heartcore Enterprises Inc.

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

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